SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Enzo Biochem, Inc.

(Name of Registrant as Specified In Its Charter)

Harbert Discovery Fund, LP

Harbert Discovery Co-Investment Fund I, LP

Harbert Discovery Fund GP, LLC

Harbert Discovery Co-Investment Fund I GP, LLC

Harbert Fund Advisors, Inc.

Harbert Management Corporation

Jack Bryant

Kenan Lucas

Raymond Harbert

Fabian Blank

Peter J. Clemens, IV

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Glass Lewis Joins ISS in Recommending Shareholders Vote AGAINST Enzo Proposal to Increase Size of Board

Both Leading Proxy Advisory Firms Have Now Criticized Enzo’s Deceptive Entrenchment Tactics

Glass Lewis Analysis Finds that “Enzo Directors have Manipulated Enzo’s Corporate Machinery in the Extreme”

Report Lambasts Enzo’s Attempts to “Rebrand its Unequivocally Dubious Governance Shell Game” as Responsive to Shareholder Feedback

Glass Lewis and ISS Both Have Recommend Shareholders Vote on HDF’s BLUE Proxy Card

HDF Urges Shareholders to Discard Enzo’s Gold and White Cards

Birmingham, AL, February 20, 2020 – Harbert Discovery Fund, LP and Harbert Discovery Co-Investment Fund I, LP (collectively “HDF”), the beneficial owners of more than 11.8% of the outstanding shares of Enzo Biochem, Inc. (NYSE: ENZ) (“Enzo” or the “Company”), today announced that a leading proxy advisory firm Glass, Lewis & Co. (“Glass Lewis”), has recommended that shareholders vote on the BLUE proxy card AGAINST Enzo’s proposal to amend its bylaws in order to increase the size of the Board and re-nominate Barry Weiner. Enzo’s delayed 2019 Annual Meeting of Shareholders (the “Annual Meeting”) is scheduled for February 25, 2020. Institutional Shareholder Services (“ISS”) also reached the same conclusion.

In its report, Glass Lewis echoed many of the same arguments and concerns previously expressed by both ISS and HDF, stating1:

•	“In that regard, viewed in full, we are inclined to argue the current Enzo directors have manipulated Enzo’s corporate machinery in the extreme, giving rise to a brazen 11th-hour effort to supersede a shareholder vote in order to further the entrenchment of an incumbent member.”

•	“As a starting point in this regard, we find the board has necessarily shirked even nominal notions of circumspection by attempting to rebrand its unequivocally dubious governance shell game as a progressive change motivated by ‘investor feedback’.”

•	“We consider this raises rather simple and direct question about the board's rationale and the engagement processes underpinning the sudden postponement of Enzo's meeting, as well as whether the board assumed that the opinion of a small minority of its shareholder base could sufficiently justify a fundamental debasement of the broader shareholder franchise.”

__________________________

1Permission to quote Glass Lewis neither sought nor obtained. Emphasis added.

•	“The remainder of investors not participant in this poorly detailed process must now necessarily question whether the board might again selectively field functionally undisclosed opinions from shareholders deemed to be sufficiently influential -- or perhaps adequately agreeable -- in order to guide Enzo's corporate governance policy or other major directional decisions. In short, we consider the board's justification for setting bad precedent is nearly as bad as the precedent itself.”

•	“Here, the Enzo board has presupposed that opinions garnered in selective closed-door shareholder engagements would represent a more reasonable barometer over the simple observation of investor perspectives in an ongoing vote in which all investors are eligible to express their opinion. In our view, the Enzo board's motives are fairly transparent at this stage.”

•	“…we believe the resolution itself is merely a last ditch effort constructed by the incumbents to diminish the impact of Harbert's participation on the continuing board.”

Now is the time to vote your shares. Vote on the BLUE proxy card FOR the election of Fabian Blank and Peter Clemens today.

Please visit our website at www.cureenzo.com to learn more.

Important Information about Participants in a Proxy Solicitation:

Harbert Discovery Fund, LP (“Harbert Discovery”), Harbert Discovery Fund GP, LLC (“Harbert Discovery GP”), Harbert Discovery Co-Investment Fund I, LP (“Harbert Discovery Co-Investment” and together with Harbert Discovery, the “Discovery Funds”), Harbert Discovery Co-Investment Fund I GP, LLC (“Harbert Discovery Co-Investment GP”), Harbert Fund Advisors, Inc. (“HFA”), Harbert Management Corporation (“HMC”), Jack Bryant (“Mr. Bryant”), Raymond Harbert (“Mr. Harbert”) and Kenan Lucas (“Mr. Lucas” and together with Harbert Discovery, Harbert Discovery GP, Harbert Discovery Co-Investment, Harbert Discovery Co-Investment GP, HFA, HMC and Messrs. Bryant and Harbert, the “Harbert Discovery Parties”) (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Enzo Biochem, Inc. (the “Company”) in connection with the annual meeting of shareholders of the Company (the “Annual Meeting”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants in respect of the Annual Meeting, as they contain important information, including additional information related to the Participants, their nominees for election to the board of directors of the Company and the Annual Meeting. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and are available upon request from the Participants’ proxy solicitor, Okapi Partners, by calling (888) 758-6707 (banks and brokers call collect (212) 297-0720).

Additional information about the Participants can be found on the Definitive Proxy Statement filed by the Participants on December 6, 2019.

About Harbert Discovery Fund (HDF)

HDF invests in a concentrated portfolio of publicly traded small capitalization companies in the US and Canada. We perform significant due diligence on each portfolio company prior to investing. In addition to researching all publicly available information and meeting with management, our diligence includes substantial primary research with industry experts, consultants, bankers, customers and competitors. We often spend months or years researching ideas before making an investment decision and we only invest in companies that we believe are significantly undervalued, and where there is the potential for change to enhance or accelerate value creation. In an effort to unlock this potential value, we seek to work directly with the boards and management teams of our portfolio companies privately and collaboratively, engaging with them on a range of factors including governance, board composition, corporate strategy, capital allocation, strategic alternatives and operations. We have effected positive, fundamental changes at our current and past investments through this behind-the-scenes, constructive approach. HDF currently has board representation at three of our portfolio companies. In each case, changes to the board were agreed upon privately and it is our strong preference in every investment to avoid the unnecessary distractions and costs of a public proxy campaign.

About Harbert Management Corporation (HMC)

HMC is an alternative asset management firm with approximately $7.0 billion in regulatory assets under management as of December 31, 2019. HMC currently sponsors nine distinct investment strategies with dedicated investment teams. Additional information about HMC can be found at www.harbert.net.

Contacts

Investor Contact

Okapi Partners LLC

Bruce Goldfarb / Chuck Garske / Jason Alexander, 212-297-0720

info@okapipartners.com

Media Contact

Sloane & Company

Dan Zacchei / Sarah Braunstein, 212-486-9500

dzacchei@sloanepr.com / sbraunstein@sloanepr.com